Exhibit 10.1

AMENDMENT NO. 1 TO THE INVESTOR RIGHTS AGREEMENT

This AMENDMENT NO. 1 TO THE INVESTOR RIGHTS AGREEMENT (this “Amendment”) is entered into as of May 23, 2022, by and between Entasis Therapeutics Holdings Inc., a Delaware corporation (the “Company”) and Innoviva, Inc., a Delaware corporation (the “Purchaser”).  Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the IRA (as defined below).

W I T N E S S E T H

WHEREAS, as of April 22, 2020, the Company and the Purchaser entered into that certain Investor Rights Agreement, which was amended pursuant to Section 5.11 of that certain Securities Purchase Agreement, dated as of February 17, 2022, between the Company, the Purchaser and Innoviva Strategic Opportunities LLC (such Investor Rights Agreement, as amended, restated, supplemented or otherwise modified from time to time, the “IRA”);

WHEREAS, pursuant to Section 6(a) of the IRA, the IRA may be amended only by an instrument in writing signed by each of the parties thereto; and

WHEREAS, the parties hereto desire to amend the IRA as set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties hereto hereby agree as follows:

1)          Amendments.

(a)          The definition of “Fully Diluted Basis” in Section 1 of the IRA is hereby amended and restated in its entirety as follows:

i.
““Fully Diluted Basis” means the number of shares of Company Common Stock outstanding or held (as the case may be) assuming, for the purposes of calculating the number of shares of Company Common Stock held by the Investors, the conversion, exchange or exercise of all securities or other instruments or rights held by the Investors that are convertible into or exercisable or exchangeable for Company Common Stock. For purposes of this definition, all Warrants and the Note shall be deemed converted on the date of determination in exchange for cash with respect to the Warrants and in satisfaction of the Amount Due (as defined in the Note) with respect to the Note.”

(b)          The following definitions are added to Section 1 of the IRA:

i.
““Capital Raising Transaction” means, collectively, the issuance of (i) equity securities of the Company (including Company Common Stock), whether or not currently authorized, (ii) debt securities, loans or other indebtedness of the Company, whether or not convertible into equity securities and (iii) any rights, options, or warrants to purchase any of the foregoing, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for any of the foregoing. For the avoidance of doubt, the issuance of Exempted Securities shall not be considered a Capital Raising Transaction.”

ii.	““Note” means the Convertible Promissory Note, dated as of February 18, 2022, between the Company and Innoviva Strategic Opportunities LLC.”

iii.
““Sales Agreement” means the Sales Agreement, dated as of August 27, 2021, between the Company and Cantor Fitzgerald & Co. and any other similar agreement pursuant to which the Company may offer and sell shares of Company Common Stock in an at-the-market offering.”

iv.
““Strategic Transaction” means any proposed sale or material licensing transaction with respect to the Company’s product candidate sulbactam-durlobactam in the United States, the European Economic Area or the United Kingdom.”

v.
““Warrants” mean the warrants to purchase shares of Company Common Stock issued to the Purchaser or to Innoviva Strategic Opportunities LLC, as applicable, pursuant to the Purchase Agreement, the Securities Purchase Agreement, dated as of August 27, 2020, between the Company and the Investors named therein, the Securities Purchase Agreement, dated as of May 3, 2021, between the Company and Innoviva Strategic Opportunities LLC and the warrants to purchase shares of Company Common Stock issuable upon the conversion of the Note.”

(c)          The definition of “New Securities” is removed from Section 1 of the IRA.

(d)          Section 2 of the IRA is hereby amended and restated in its entirety as follows:

i.	“Strategic Transactions.

(a) Subject to the terms and conditions of this Section 2 and applicable law, if the Company proposes to engage in a Strategic Transaction, the Company shall first offer such Strategic Transaction to the Purchaser in accordance with the terms hereof.

(b) The Company shall give notice (the “Strategic Transaction Notice”) to the Purchaser, stating (i) its bona fide intention to engage in a Strategic Transaction, (ii) the details of such Strategic Transaction (including the subject assets and economic terms), and (iii) the other material terms (including a reasonable proposed date of execution of definitive documentation regarding the proposed Strategic Transaction (the “Strategic Transaction Execution Date”)), if any, upon which it proposes to enter into such Strategic Transaction.

(c) By written notification to the Company within twenty (20) days after the Strategic Transaction Notice is delivered to the Purchaser (the “Offer Period”), the Purchaser may elect to participate in the Strategic Transaction as the counterparty at the price and on the terms specified in the Strategic Transaction Notice and shall negotiate the foregoing in good faith. The failure of the Purchaser to deliver such written notice within such time period shall be deemed an election by the Purchaser not to exercise its rights to engage in such transaction with respect to the Strategic Transaction Notice.

(d) Upon any of (i) notice from the Purchaser that they do not elect to participate in the Strategic Transaction, (ii) the expiration of the Offer Period if the Purchaser has failed to elect to participate in the Strategic Transaction, (iii) the failure of the Purchaser and the Company to execute definitive documentation regarding the Strategic Transaction on or prior to the later of (x) forty-five (45) days following the delivery of the Strategic Transaction Notice and (y) the Strategic Transaction Execution Date (provided that such date under clause (iii) may be extended by fifteen (15) days automatically upon the Purchaser’s prior written notice to the Company and the Purchaser exercised good faith efforts to negotiate and execute definitive documentation satisfactory to both parties and provided, further, that this clause (iii) shall only be deemed satisfied if the Company exercised good faith efforts to negotiate and execute definitive documentation satisfactory to both parties) or (iv) the termination of any definitive documentation between Purchaser and the Company regarding the Strategic Transaction, the Company will be free during the ninety (90) day period commencing on the applicable date described in clause (i), (ii), (iii) or (iv) above to engage in the proposed Strategic Transaction on terms no less favorable in the aggregate to the Company than those (I) set forth in the Strategic Transaction Notice and (II) proposed to Purchaser by the Company in a negotiation regarding the Strategic Transaction (other than with respect to timing to the extent that timing was delayed by the Purchaser’s consideration and/or pursuit of engagement in the Strategic Transaction); provided, that such ninety (90) day period shall be extended automatically if any approvals or consents of any Governmental Entities are required to consummate the transaction and such approvals or consents are not received within such ninety (90) day period for up to an additional ninety (90) days as long as such approvals or consents remain outstanding and the parties are continuing to exercise commercially reasonable efforts to obtain them.

(e) The election by the Purchaser not to exercise its rights under this Section 2 in any one instance shall not affect its right as to any subsequent Strategic Transaction under this Section 2.

(f) The provisions of this Section 2 shall terminate and be of no further force or effect as of such time that the Purchaser, together with its Affiliates, have an Applicable Percentage of less than 20%.”

(e)          Section 3 of the IRA is hereby amended and restated in its entirety as follows:

i.
“(a) Subject to the terms and conditions of this Section 3 and applicable securities or blue sky laws, if the Company proposes to engage in a Capital Raising Transaction, the Company shall first offer participation in such Capital Raising Transaction to the Purchaser in accordance with the terms hereof.

(b) The Company shall give notice (the “Offer Notice”) to the Purchaser, stating (i) its bona fide intention to engage in a Capital Raising Transaction, (ii) the details of such Capital Raising Transaction (including the number or dollar amount of new securities to be offered), and (iii) the price and terms, if any, upon which it proposes to enter into such Capital Raising Transaction; provided that it is expressly understood and agreed that the applicable Offer Notice will not contain the price of the securities proposed to be sold in the case of an at-the-market equity offering pursuant to the Sales Agreement and that the price applicable to the Purchaser in these circumstances shall be the weighted-average daily sales price at which shares of Company Common Stock are sold pursuant to the Sales Agreement.

(c) By written notification to the Company within twenty (20) days after the Offer Notice is delivered to the Purchaser, the Purchaser may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of the new securities, indebtedness or other rights subject to such Capital Raising Transaction which equals the Investor’s Applicable Percentage. The failure of the Purchaser to deliver such written notice within such time period shall be deemed an election by the Purchaser not to exercise its purchase rights with respect to such Offer Notice. To the extent that the Company offers two (2) or more securities, indebtedness or rights in units, the Purchaser must purchase such units as a whole and will not be given the opportunity to purchase only one portion of such unit.  Notwithstanding the foregoing, if a Capital Raising Transaction consists of an at-the-market equity offering pursuant to the Sales Agreement, the Purchaser shall instead be entitled to acquire Company Common Stock at the price specified in Section 3(b) within five (5) days after the Offer Notice is delivered to the Purchaser.

(d) The Company shall sell all applicable new securities, indebtedness or other rights to the Purchaser if it has elected to purchase on a date to be mutually determined by the Company and the Purchaser, which date shall be not later than the end of the ten (10) Business Day-period commencing at the expiration of the initial twenty (20) day election period; provided, however, that (i) such ten (10) Business Day-period shall be extended automatically if any approvals or consents of any Governmental Entities are required to consummate the transaction and such approvals or consents are not received within such ten (10) Business Day-period for up to an additional one hundred twenty (120) days as long as such approvals or consents remain outstanding and the parties are continuing to exercise commercially reasonable efforts to obtain them and (ii) that any shares of Company Common Stock sold in an at-the-market equity offering will be issued in accordance with the terms of the Sales Agreement.

(e) Upon the expiration of the offering period described in Section 3(c) (or following the Offer Notice in the case of an at-the-market equity offering pursuant to the Sales Agreement), the Company will be free to sell and issue, during the one hundred twenty (120) day period commencing at the expiration of, as applicable, the initial twenty (20) day election period following delivery of an Offer Notice, any new securities, indebtedness or other rights that the Purchaser has not elected to purchase, at a sale price not less than (except that this price requirement shall not apply in the case of an at the market equity offering), and on other terms no less favorable to the Company than, those offered to the Purchaser as set forth in the Offer Notice, provided, that such one hundred twenty (120) day period shall be extended automatically if any approvals or consents of any Governmental Entities are required to consummate the transaction and such approvals or consents are not received within such one hundred twenty (120) day period for up to an additional one hundred twenty (120) days as long as such approvals or consents remain outstanding and the parties are continuing to exercise commercially reasonable efforts to obtain them. Any Capital Raising Transaction after such one hundred twenty (120) day period (as such period may be extended in accordance with the immediately preceding sentence) must be reoffered to the Purchaser pursuant to this Section 3.

(f) The election by the Purchaser not to exercise its subscription rights under this Section 3 in any one instance shall not affect its right (other than in respect of a reduction in its Applicable Percentage) as to any subsequent Capital Raising Transaction under this Section 3. The provisions of this Section 3 shall apply equally to any issuance or sale by the Company or any of its Subsidiaries of securities or other instruments that would be deemed a Capital Raising Transaction if issued or sold by the Company which, for the avoidance of doubt, shall not include any issuance by a wholly owned Subsidiary to the Company or to another wholly-owned Subsidiary of the Company. Subject to the terms of this Section 3, any Capital Raising Transaction by the Company or any other entity covered by the preceding sentence without first giving the Purchaser the rights described in this Section 3 shall be null and void and of no force and effect.

(g) Notwithstanding the terms set forth in this Section 3, if the Board determines in good faith that, consistent with the Board’s fiduciary duties, the Company must undertake a Capital Raising Transaction, solely in order to satisfy (i) expenses previously incurred or (ii) expenses to be incurred, in each case, that are or will become due and payable within sixty (60) days from such Capital Raising Transaction (such amount described in clauses (i) and (ii), “Required Expenses”) and for which the Company does not have sufficient cash available (an “Expedited Transaction”), then, subject to compliance with the terms of the remainder of this Section 3(g), the Company may effect and consummate such Expedited Transaction without complying with the terms set forth in this Section 3 and shall not be deemed to be in breach of this Section 3 as a result thereof. The Company must provide written notice of any Expedited Transaction to Purchaser as promptly as practicable following the determination to pursue such Expedited Transaction, and in any event prior to the consummation of such Expedited Transaction. As promptly as practicable following the consummation of such Expedited Transaction, the Company and the Purchaser shall comply with the terms of this Section 3 in respect of the Expedited Transaction such that the Purchaser has the opportunity to participate in such Expedited Transaction and be put in the same place (including in respect of the percentage ownership of the equity securities of the Company) they would have been had such Expedited Transaction been effected in accordance with the terms of this Section 3.  Notwithstanding anything to the contrary contained herein, the Expedited Transaction shall be for consideration in no event greater than 1.5 times the amount of the Required Expenses.

(h) The provisions of this Section 3 (i) shall not, for the avoidance of doubt, apply to the issuance of Exempted Securities and (ii) shall terminate and be of no further force or effect as of such time that the Purchaser, together with its Affiliates, have an Applicable Percentage of less than 20%.”

(f)          The following sentence is added to the end of Section 5(a) of the IRA:

i.
“The Board shall keep Purchaser informed, at least on a monthly basis, of the cash balance and liquidity situation of the Company and shall discuss and negotiate with Purchaser in good faith on an alternative for any potential Expedited Transaction.”

2)          No Other Modification.  Except as expressly provided herein, the IRA and all of the rights and obligations of the parties thereto thereunder shall remain in full force and effect and this Amendment shall not be deemed to be a waiver of any term or provision of the IRA.  This Amendment shall not, except as expressly provided in herein, amend or modify any other term or provision of the IRA.

3)          Governing Law.  This Amendment shall be governed by and construed in accordance with the internal laws of the State of Delaware without regard to the choice of law principles thereof. Each Party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Amendment (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the State of Delaware. Each party hereby irrevocably submits to the exclusive jurisdiction of such courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or other proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or other proceeding by mailing a copy thereof via registered or certified United States mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Amendment and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. THE PARTIES HEREBY WAIVE ALL RIGHTS TO A TRIAL BY JURY.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment No. 1 to the Investor Rights Agreement as of the date first written above.

COMPANY:
ENTASIS THERAPEUTICS HOLDINGS INC.

By:	/s/ Manoussos Perros
	Name:	Manoussos Perros, Ph.D.
	Title:	President and Chief Executive Officer

PURCHASER:
INNOVIVA, INC.

By:	/s/ Pavel Raifeld
	Name:	Pavel Raifeld
	Title:	Chief Executive Officer

[Signature Page to Amendment No. 1 to Investor Rights Agreement]